Exhibit 15.2

CONSENT OF BARBARA CARROLL

The undersigned, Barbara Carroll, hereby states as follows:

I, Barbara Carroll, have supervised the preparation of certain of the scientific and technical information that forms the basis for the disclosure in the Annual Report on Form 20-F for the fiscal year ended December 31, 2022 (the “Annual Report”) of Austin Gold Corp. (the “Company”) being filed with the United States Securities and Exchange Commission, which is incorporated by reference into the Company’s registration statement on Form S-8 (File No. 333-268079) (the “Registration Statement”), and, solely to the extent indicated therein, have reviewed and approved such disclosure.

I hereby consent to the reference to my name in the Annual Report and to the incorporation therein in the Registration Statement.

/s/ Barbara Carroll
Barbara Carroll

Date: March 29, 2023